Exhibit 8.3

RP® FINANCIAL, LC.

Financial Services Industry Consultants

August 4, 2006

Board of Directors

Westfield MHC

Westfield Financial Inc.

Westfield Bank

141 Elm Street

Westfield, Massachusetts 01085-2980

Re:	Plan of Conversion and Stock Issuance

Westfield MHC

Westfield Financial Inc.

Westfield Bank

Members of the Boards of Directors:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Stock Issuance (the “Plan”) adopted by the Board of Directors of Westfield, MHC (the “Mutual Holding Company”) Westfield Financial, Inc.(the “Company”) and Westfield Bank (the “Bank”). The Plan provides for the conversion of the Mutual Holding Company into the capital stock form of organization. Pursuant to the Plan, Westfield Financial, which owns 100% of the Bank, will be succeeded by a new Massachusetts corporation named New Westfield Financial, which will change its name to Westfield Financial after the completion of the conversion. As part of the conversion, the Company will sell shares of common stock in an offering that will represent the ownership interest in Westfield Financial currently owned by the MHC.

We understand that in accordance with the Plan, subscription rights to purchase shares of common stock in the Company are to be issued to: (1) Eligible Account Holders; (2) the Employee Stock Ownership Plan; (3) Supplemental Eligible Account Holders; and (4) Other Members. Based solely upon our observation that the subscription rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of common stock at the same price as will be paid by members of the general public in the community offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the belief that, as a factual matter:

(1)	the subscription rights will have no ascertainable market value; and,

(2)	the price at which the subscription rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Company’s value alone. Accordingly, no assurance can be given that persons who subscribe to shares of common stock in the subscription offering will thereafter be able to buy or sell such shares at the same price paid in the subscription offering.

RP Financial, LC.

Board of Directors

December     , 1999

Sincerely,

RP FINANCIAL, LC.

Washington Headquarters
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1700 North Moore Street, Suite 2210	Telephone: (703) 528-1700
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